EXHIBIT 5



Clifford B. Storms, Esq.
CPC International Inc.
International Plaza
P.O. Box 8000
Englewood Cliffs, New Jersey 07632



February  9, 1994




Board of Directors
CPC International Inc.
International Plaza
P.O. Box 8000
Englewood Cliffs, New Jersey 07632



Ladies and Gentlemen:

          I am Senior Vice President and General Counsel of CPC International Inc. (the "Company") and am rendering this opin-ion in connection with the shelf registration by the Company of debt securities (the "Debt Securities") in an aggregate initial public offering price of up to $300,000,000 for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended.

          In arriving at the opinion expressed below, I have examined and relied on the Registration Statement on Form S-3 as filed by the Company with the Securities and Exchange Com-mission on February 9, 1994 (the "Registration Statement") and the exhibits thereto, including the indenture dated as of April 1, 1988 between the Company and Bankers Trust Company, as trustee (the "Indenture"), under which the Debt Securities are to be issued and the proposed forms of certain Debt Securities. In addition, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Company and such other instru-ments and other certificates of public officials, officers and representatives of the Company and such other persons, and have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below. In rendering the opinions expressed below, I have assumed and have not verified

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that the signatures on all documents I have examined are genu-
ine, and that the definitive documents will conform to the forms thereof that I have examined.

          Based on the foregoing, I advise you that in my opinion:

1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

2. The Debt Securities have been validly authorized for issu-ance, and when duly authorized, executed, authenticated, issued and delivered accordance with the terms of the Indenture, will be valid and legally binding obligations of the Company in accordance with and subject to the terms thereof and of the Indenture.

3. The Indenture has been duly authorized, and executed by the Company and assuming due authorization and execution by the Trustee, constitutes a valid, binding and enforce-able agreement of the Company.

          Insofar as the foregoing opinions relate to legality, validity, binding effect or enforceability of any instrument or agreement, such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights gener-ally and, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          As a member of the Bar of the State of New York and Senior Vice President and General Counsel of the Company, I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of my name under the caption "Legal Opinions" in the Registration Statement and related prospectus.

                                   Very truly yours,


                                   /s/ Clifford B. Storms
                                   Clifford B. Storms